Exhibit 99.3

Carroll Bancorp, Inc.

SUBSCRIPTION RIGHTS TO PURCHASE UNITS CONSISTING OF SHARES OF COMMON

STOCK AND WARRANTS

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO STOCKHOLDERS OF

CARROLL BANCORP, INC.

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,

ON [—], UNLESS EXTENDED

[—], 2014

To: Brokers, Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to brokers, securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Carroll Bancorp, Inc. (“Carroll Bancorp”) of up to [—] Units (as such term is defined below), pursuant to non- transferable subscription rights (the “Subscription Rights”) distributed to all holders of record (the “Recordholders”) of shares of Carroll Bancorp common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on [—] (the “Record Date”). One Unit consists of one share of Common Stock and a non-transferable warrant to purchase one-half of a share of Common Stock. The Subscription Rights and Common Stock are described in Carroll Bancorp’s offering prospectus dated [—] (the “Prospectus”), enclosed herewith.

In the Rights Offering, Carroll Bancorp is offering an aggregate of [—] Units, as described in the Prospectus. Please note, however, that Carroll Bancorp is not offering the Units to any person, and will not be able to honor the attempted exercise of Subscription Rights by any beneficial owner, in California or in any other state or jurisdiction in which the offer and sale of the Units has not been registered or qualified, or is not exempt from such registration or qualification. Therefore, the form of Beneficial Owner Election Form for the Rights Offering asks beneficial owners to indicate their state of residence, and we ask you to please confirm the state of residence of each beneficial owner of shares of Common Stock registered in your name or the name of your nominee on whose behalf you intend to exercise Subscription Rights and indicate such states as set forth on the Nominee Holder Certification.

The Subscription Rights will expire, if not exercised by 5:00 p.m., Eastern Time, on [—] (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right will allow the holder thereof to subscribe for [—] Unit (the “Basic Subscription Right”) at the cash price of $[—] per whole Unit (the “Subscription Price”). For example, if a Recordholder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, the Recordholder would receive 100 Subscription Rights and would have the right to purchase [—] Units (rounded to [—] Units, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

If a holder purchases all of the Units available to it pursuant to its Basic Subscription Right, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any Units that are not purchased by our stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Units”), subject to availability, the limitations and the allocation process more fully described in the Prospectus.

Each Recordholder will be required to submit payment in full for all the Units it wishes to buy with its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Units prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of Units it purchases pursuant to the Recordholder’s Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Units available to the Recordholder, assuming that no stockholders, other than such Recordholder, purchase any Units pursuant to their Basic Subscription Right. Fractional Units resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole Unit, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

Carroll Bancorp can provide no assurances that each Recordholder will actually be entitled to purchase the number of Units issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. Carroll Bancorp will not be able to satisfy a Recordholder’s exercise of the Over-Subscription Privilege if all of the stockholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Units are available following the exercise of Subscription Rights under the Basic Subscription Rights.

•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Units available to a Recordholder pursuant to the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Units available to it as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

•	To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Units available to the Recordholder pursuant to the Over-Subscription Privilege, such Recordholder will be allocated the number of Unsubscribed Units for which it actually paid in connection with the Over-Subscription Privilege.

The Subscription Rights will be evidenced by a non-transferable Subscription Rights certificate (the “Rights Certificate”) registered in the Recordholder’s name or its nominee.

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by Carroll Bancorp or the Subscription Agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions as to the use of Carroll Bancorp Rights Certificates;

3. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instructions;

4. Beneficial Owner Election Form;

5. Nominee Holder Certification;

6. Notice of Important Tax Information; and

7. A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate with payment of the Subscription Price in full for each Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time, unless the guarantee delivery procedures described in the Prospectus are followed in lieu of delivery of a Rights Certificate prior to the Expiration Time. A Recordholder cannot revoke the exercise of its Subscription Rights. Subscription Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained by contacting our Subscription Agent, Registrar and Transfer Company at (800) 368-5948 (toll free) or via e-mail at info@rtco.com. Any questions or requests for assistance concerning the Rights Offering should be directed to Registrar and Transfer Company. General questions about the Rights Offering may also be directed to Keefe, Bruyette & Woods, Inc., the information agent for the Rights Offering, at [—].

Sincerely,

CARROLL BANCORP, INC.

By:
Russell J. Grimes
President and Chief Executive Officer

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CARROLL BANCORP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.